Exhibit 4.2

VALERITAS HOLDINGS, LLC

AND

VALERITAS, INC.

INVESTORS’ RIGHTS AGREEMENT

June 23, 2014

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 23rd day of June, 2014, by and among VALERITAS, INC., a Delaware corporation (the “Company”), VALERITAS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the stockholders of the Company listed on Schedule A hereto (each of which is herein referred to as an “Investor”) and the members of Holdings listed on Schedule B hereto (each of which is herein referred to as a “Holdings Investor”).

RECITALS

WHEREAS, effective as of June 19, 2014, the Company restructured its capitalization through the merger of a wholly-owned subsidiary of Holdings into the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated June 9, 2014 (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Holdings, and the former holders of capital stock of the Company then outstanding became holders of Holdings membership interests;

WHEREAS, the Company and the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, in order to induce the Investors to purchase shares of Series D Preferred Stock (the “Series D Preferred Stock) and invest funds in the Company pursuant to the Purchase Agreement, the Investors, Holdings and the Company hereby agree that this Agreement shall govern the rights of the Investors and Holdings to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein.

NOW, THEREFORE, the parties to this Agreement further agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) The term “Act” means the Securities Act of 1933, as amended.

(c) The term “Affiliate” means, for any entity that is a venture capital fund, private equity fund, partnership or corporation, any affiliated venture capital, private equity funds or investment managers, partners, retired partners and stockholders of such entity, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons. For all purposes hereunder, Kaiser Permanente Ventures LLC – Series A, Kaiser Permanente Ventures LLC – Series B and The Permanente Federation LLC shall be deemed to be Affiliates of each other.

(d) The term “Common Stock” means shares of common stock of the Company.

(e) The term “Common Units” shall have the meaning set forth in the Holdings LLC Agreement.

(f) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(h) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(i) The term “Holdings Liquidation” means such time as Holdings distributes all of the equity securities of the Company then held by Holdings to its members pursuant to Section 4.4(b) of the Holdings LLC Agreement.

(j) The term “Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, dated on or about the date hereof, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms. For the avoidance of doubt, this Agreement, together with the Holdings LLC Agreement and Holdings Voting Agreement, constitutes the entire limited liability agreement (as such term is defined in the Delaware Limited Liability Company Act) of Holdings.

(k) The term “Holdings Voting Agreement” means the Voting Agreement of even date herewith among Holdings and Holdings Investors, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

(1) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(m) The term “New Holdings Securities” means, collectively, equity securities of Holdings, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(n) The term “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(o) The term “Preferred Stock” means shares of the Company’s Series D Preferred Stock.

(p) The term “Preferred Units” shall have the meaning set forth in the Holdings LLC Agreement.

(q) The term “Pro Rata Percentage” means (i) with respect to any Investor other than Holdings, the quotient obtained by dividing (A) the number of shares of Preferred Stock (on an as-converted to Common Stock basis) and Common Stock held by such Investor by (B) the number of shares of Preferred Stock (on an as-converted to Common Stock basis) and Common Stock held by all Investors (including Holdings) and (ii) with respect to any Holdings Investor, the product of (A) the quotient obtained by dividing (x) the number of Preferred Units (on an as-converted to Common

Units basis) and Common Units held by such Holdings Investor by (y) the number of Preferred Units (on an as-converted to Common Units basis) and Common Units held by all Holdings Investors and (B) the quotient obtained by dividing (x) the number of shares of Common Stock held by Holdings by (y) the number of shares of Preferred Stock (on an as-converted to Common Stock basis) and Common Stock held by all Investors (including Holdings).

(r) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(s) The term “Registrable Securities” means (i) the Common Stock held by Holdings, (ii) the Common Stock distributed to the members of Holdings in a Holdings Liquidation, (iii) the Common Stock issuable or issued upon conversion of the Preferred Stock, (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) or (iii) above or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned, and (iv) any other Common Stock issued to or purchased by an Investor from time to time.

(t) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which upon issuance would be, Registrable Securities.

(u) The term “Required Holders” shall mean the holders of at least sixty seven percent (67%) of the then outstanding shares of Series D Preferred Stock, voting separately as a class on an as converted to Common Stock basis.

(v) The term “Restated Certificate” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(w) The term “ROFO Investor” shall mean each Investor (other than Holdings) and each Holdings Investor.

(x) The term “Rule 144” shall mean Rule 144 under the Act.

(y) The term “Rule 405” shall mean Rule 405 under the Act.

(z) The term “SEC” shall mean the Securities and Exchange Commission.

(aa) The term “Series A Preferred Units” shall have the meaning set forth in the Holdings LLC Agreement.

(bb) The term “Series B Preferred Units” shall have the meaning set forth in the Holdings LLC Agreement.

(cc) The term “Series C Preferred Units” shall have the meaning set forth in the Holdings LLC Agreement.

(dd) The term “Series D Preferred Stock” shall have the meaning set forth in the Restated Certificate.

(ee) The term “Series D Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, excluding in all cases, however, any Series D Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(ff) The term “Units” shall have the meaning set forth in the Holdings LLC Agreement.

(gg) The term “Voting Agreement” means the Voting Agreement of even date herewith among the Company and certain of its holders of Preferred Stock and Common Stock, as may be amended and/or restated from time to time.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the effective date of the Initial Offering, a written request from (i) prior to a Holdings Liquidation, Holdings, (ii) on or after the time of a Holdings Liquidation, Holders holding at least a majority of those Registrable Securities then outstanding that were distributed in respect of Series C Preferred Units in such Holdings Liquidation (the “Majority Series C Holdings Holders”), (iii) on or after the time of a Holdings Liquidation, Holders holding at least a majority of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation (the “Majority Series B Holdings Holders”) or (iv) the Holders of Series D Registrable Securities then holding at least a majority of Series D Registrable Securities then outstanding (for purposes of clauses (i), (ii), (iii) and (iv) of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by its request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all

Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities in the following order: (i) first, the Series D Registrable Securities held by the Investors, if any are requested to be underwritten, as determined on a pro rata basis (based on the respective holdings of Series D Registrable Securities held by such Investors); (ii) then, the Registrable Securities held by Holdings, if any are requested to be underwritten; (iii) third, the Registrable Securities, if any, that are distributed to holders of Series C Preferred Units at the time of a Holdings Liquidation, if any are requested to be underwritten, as determined on a pro rata basis (based on the respective holdings of such distributed Registrable Securities held by such Holders); (iv) fourth, the Registrable Securities, if any, that are distributed to holders of Series B Preferred Units at the time of a Holdings Liquidation, if any are requested to be underwritten, as determined on a pro rata basis (based on the respective holdings of distributed Registrable Securities held by such Holders); (v) fifth, the Registrable Securities, if any, that are distributed to holders of Series A Preferred Units at the time of a Holdings Liquidation, if any are requested to be underwritten, as determined on a pro rata basis (based on the respective holdings of distributed Registrable Securities held by such Holders) and (vi) sixth, the Registrable Securities, if any, that are distributed to holders of Common Units at the time of a Holdings Liquidation, if any are requested to be underwritten, as determined on a pro rata basis (based on the respective holdings of distributed Registrable Securities held by such Holders) (the “Registration Cutback Order”). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so in accordance with Section 1.2) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned in accordance with the Registration Cutback Order. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital or private equity fund, partnership or corporation, any Affiliates of such selling stockholder shall be deemed, together with such selling stockholder, to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. At such time as the Company shall have qualified to effect a registration on Form S-3, (w) the Holders then holding at least twenty percent (20%) of the Series D Registrable Securities, (x) prior to a Holdings Liquidation, Holdings, (y) on and after a Holdings Liquidation, the Holders holding at least twenty percent (20%) of those Registrable Securities then outstanding that were distributed in respect of Series C Preferred Units in such Holdings Liquidation and (z) on and after a Holdings Liquidation, the Holders holding at least twenty percent (20%) of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation shall have the right to request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (for purposes of this Section 1.4, the “Initiating Holders”) and the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(iv) if the aggregate dollar value of the proposed sale of Registrable Securities is less than $5,000,000.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5 Obligations of the Company.

(a) Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement until the later of (i) such time as all such securities covered by such registration statement have been disposed of by the seller or sellers thereof in accordance with the intended methods of disposition set forth in such registration statement or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Act;

(iii) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(vi) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus or Free Writing Prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vii) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(viii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(ix) take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any registration effected pursuant to Section 1.2, 1.3 or 1.4 hereunder complies in all material respects with the Act, is filed in accordance with the Act to the extent required thereby, is retained in accordance with the Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(x) use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, and, in the event of such issuance, the Company shall immediately notify the Holders of Registrable Securities covered by such registration statement of the receipt by the Company of such notification and shall use all reasonable efforts promptly to obtain the withdrawal of such order, and, in the event of the withdrawal of such order, the Company shall immediately notify such Holders thereof;

(xi) use its commercially reasonable efforts to obtain one or more “cold comfort” letters, dated as of the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated as of the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the Holders holding a majority of the Registrable Securities being sold reasonably request;

(xii) use its commercially reasonable efforts to provide, at the request of any Holder participating in such registration, on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, a legal opinion of the Company’s outside counsel, dated as of the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated as of the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(xiii) to the extent that the Company is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 1.4, (A) if so requested, file an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”) to effect such registration, and (B) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective in accordance with this Agreement;

(xiv) if at any time when the Company is required to re-evaluate its WKSI status for purposes of an Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 1.4, (A) the Company determines that it is not a WKSI, (B) the registration statement is required to be kept effective in accordance with this Agreement and (C) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form that the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(xv) if (A) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (B) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three (3) year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(xvi) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, in each case subject to the requirement that recipients execute appropriate confidentiality agreements; and

(xvii) otherwise use its best efforts to comply with the Act, the 1934 Act and all other applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months after the effective date of such registration statement, which earning statement shall satisfy Section 11(a) of the Act and any applicable regulations thereunder, including Rule 158.

(b) Notwithstanding the provisions of this Section 1, the Company shall be entitled to suspend, for a reasonable period of time, the use of, or trading under, any registration statement if the Company shall determine that any such sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

(c) If any such registration statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if in such Holder’s reasonable judgment, such Holder is or might be deemed to be an underwriter or a controlling person of the Company, such Holder shall have the right to (i) require the insertion therein of language, in form and substance reasonably satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Act or any similar federal statute then in force, require the deletion of the reference to such Holder; provided that, with respect to this clause (ii), if requested by the Company, such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event that any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the direct and indirect partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement (including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto), any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company (including, without limitation, reports and other documents filed under the 1934 Act and any document incorporated by reference therein), (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws or any other federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person. The indemnity agreement contained in this Section 1.9(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter, controlling person or other aforementioned persons and shall survive any transfer of Registrable Securities.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws or any other federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report , insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder. The indemnity agreement contained in this Section 1.9(b) shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, each of its directors, each of its officers who has signed the registration statement, underwriter, controlling person, other Holders or other aforementioned persons and shall survive any transfer of Registrable Securities.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent that the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9. If, within a reasonable time after receipt of the notice, such indemnifying party shall not have elected to assume the defense of the action, such indemnifying party shall be responsible for any legal or other expenses incurred by such indemnified party in connection with the defense of the action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as will permit Holders to use Form S 3 for the sale of their Registrable Securities, such action to be taken as soon as practicable (but not later than ninety (90) days) after the end of the fiscal year in which the registration statement for the Initial Offering is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. Upon a Holdings Liquidation, each Holdings Investor receiving Registrable Securities in such Holdings Liquidation shall automatically become a Holder for all purposes of this Agreement without any further action by such Holdings Investor. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is a subsidiary, parent, partner, limited partner, member, retired partner, stockholder or an Affiliate of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) after such assignment or transfer, holds at least one hundred thousand (100,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided that: (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (z) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of (i) at any time prior to a Holdings Liquidation, Holdings, (ii) at any time prior to a Holdings Liquidation, Holdings Investors owning a majority of the Series C Preferred Units then outstanding and on or after a Holdings Liquidation, by the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series C Preferred Units in such Holdings Liquidation, (iii) at any time prior to a Holdings Liquidation, Holdings Investors owning a majority of the Series B Preferred Units then outstanding and on or after a Holdings Liquidation, by the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation and (iv) the Required Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided that (x) at any time prior to a Holdings Liquidation, no consent of the Holdings Investors owning a majority of the Series B Preferred Units then outstanding shall be required with respect to providing such rights to holders of securities of the Company the issuance of which does not require the consent of the “Series B Required Holders” pursuant to Section 3.10(b) of the Holdings LLC Agreement, (y) and on or after a Holdings Liquidation, no consent of the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation shall be required with respect to providing such rights to holders of securities of the Company the issuance of which does not require the consent of “Series B Required Holders” pursuant to Section 3.10(b) of the Holdings LLC Agreement and (z) no consent of the Required Holders shall be required with respect to providing such rights to holders of securities of the Company in connection with any equity issuance by the Company.

1.13 “Market Stand-Off” Agreement.

(a) If requested by the Company and the managing underwriter, each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, if (x) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon (i) compliance with the other conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and (ii) compliance with the conditions or exemptions specified in Section 5 of the Voting Agreement. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Each certificate representing the Registrable Securities, and any other securities issued in respect of such securities upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 1.14(b)) be stamped or otherwise imprinted with a legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCK PURCHASE AGREEMENT, VOTING AGREEMENT, AND INVESTORS’ RIGHTS AGREEMENT, AS EACH MAY BE AMENDED FROM TIME TO TIME (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY WITHOUT COST UPON

WRITTEN REQUEST), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCK PURCHASE AGREEMENT, VOTING AGREEMENT, AND INVESTORS’ RIGHTS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(b) Before any proposed sale, pledge, or transfer of any Registrable Securities pursuant to Section 1.14(a), unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the Holder of such Registrable Securities shall be entitled to sell, pledge, or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Registrable Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Agreement. Each certificate or instrument evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 1.14(a), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (a) after five (5) years following the consummation of the Initial Offering, (b) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144 or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Event (as that term is defined in the Restated Certificate).

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter and a capitalization table as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(e) as soon as practicable, but in any event within forty-five (45) days of the end of each quarter of each fiscal year of the Company, a written executive summary detailing the Company’s business and financial condition, business prospects, cash flow forecast and future financing plans; and

(f) written notice to attend, at such Investor’s own expense, an annual meeting of the stockholders which shall include a business and financial update.

2.2 Termination of Information Covenants. The covenants set forth in Section 2.1 shall terminate and be of no further force or effect upon the earlier to occur of (i) the effectiveness of the Company’s Initial Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (iii) the consummation of a Liquidation Event.

2.3 Directed Shares. If an Initial Offering is undertaken, the Company will use its commercially reasonable efforts to cause the managing underwriter(s) of the Initial Offering to designate a number of shares equal to twenty percent (20%) of the Common Stock to be offered in the Initial Offering for sale to the Investors (other than Holdings) and the Holdings Investors in accordance with their respective Pro Rata Percentages. The shares designated by the underwriter(s) for sale under a directed shares program are referred to herein as “directed shares.” The directed shares shall include the shares of Common Stock that the Investors elect to purchase in the Initial Offering pursuant to Section 1.2(c) of the Purchase Agreement. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) of the Initial Offering determines that it is not advisable to designate twenty percent (20%) of the Common Stock to the Investors, that number of directed shares designated to the Investors shall be allocated first to satisfy certain Investors’ obligations pursuant to Section 1.2(c) of the Purchase Agreement. The Investors also acknowledge that notwithstanding the terms of this Agreement, the sale of any directed shares to any person pursuant to this Agreement will only be made in compliance with Rules 2110 and 2790 of the Financial Industry Regulatory Authority and National Association of Securities Dealers Conduct Rules and federal, state, and local laws, rules, and regulations. For purposes of this Section 2.3, (i) the term “Investor” includes for any Investor that is a venture capital fund, private equity fund, partnership or corporation, any Affiliates of such Investor, and an Investor shall be entitled to apportion the directed shares hereby granted it among itself and its Affiliates in such proportions as it deems appropriate and (ii) the term “Holdings Investor” includes for any Holdings Investor that is a venture capital fund, private equity fund, partnership or corporation, any Affiliates of such Holdings Investor, and a Holdings Investor shall be entitled to apportion the directed shares hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

2.4 Director Expenses. The Company shall promptly reimburse in full each non-employee director of the Company for all reasonable out-of-pocket expenses incurred in attending meetings of the Company’s Board of Directors or any committee thereof or in connection with the performance of his or her service as a director.

2.5 Board of Directors. The Board of Directors shall meet at least four (4) times per year, unless otherwise agreed by a majority of the members of the Board of Directors.

2.6 Board Committees. Every committee of the Board of Directors that shall be established by the Board of Directors from time to time shall at all times include (i) at least one (1) director designated to the Board pursuant to Section 3(a) of the Voting Agreement and (ii) at least one (1) director designated to the Board pursuant to Section 3(b), (c) and (d).

2.7 Annual Board Attendance Right. As long as Full Succeed International Limited owns any shares of Series D Preferred Stock of the Company, the Company shall invite a representative of Full Succeed International Limited to attend at least one (1) meeting per year of its Board of Directors in a nonvoting observer capacity; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to any and all information provided in connection with such meeting; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any such meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor or potential competitor of the Company.

2.8 Director and Officer Liability Insurance. The Company has as of the date hereof and shall continue to maintain in full force and effect, and to the extent available on commercially reasonable terms, from financially sound and reputable insurers, director and officer liability insurance in the amount of at least $4,000,000 on terms consistent with the NVCA Venturelnsure product. In the event that the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of Directors.

2.9 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form attached as Annex 1.

2.10 Termination of Certain Covenants. The covenants set forth in Sections 2.5 through 2.9 shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering or (ii) a Liquidation Event in which the stockholders of the Company receive as consideration either cash or securities not subject to investment letter or other similar restrictions on free marketability.

3. Right of First Offer with Respect to New Holdings Securities. Subject to the terms and conditions specified in this Section 3, Holdings hereby grants to each Major Holdings Investor (as defined below) a right of first offer with respect to future sales by Holdings of New Holdings Securities. For purposes of this Section 3, the term “Major Holdings Investor” means each holder of at least 1,000,000 Units on an as-converted to Common Units basis (subject to appropriate adjustment for unit splits, unit dividends, combinations or the like) and includes for any Major Holdings Investor that is a venture capital fund, private equity fund, partnership or corporation, any Affiliates of such Major Holdings Investor. A Major Holdings Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate. Each time Holdings proposes to offer any New Holdings Securities, Holdings shall first make an offering of such New Holdings Securities to each Major Holdings Investor in accordance with the following provisions:

(a) Holdings shall deliver a notice in accordance with Section 6.5 (“Offer Notice”) to the Major Holdings Investor stating (i) its bona fide intention to offer such New Holdings Securities, (ii) the number of such New Holdings Securities to be offered and (iii) the price and terms upon which it proposes to offer such New Holdings Securities.

(b) With respect to the sale of any New Holdings Securities, by written notification received by Holdings within twenty (20) calendar days after the giving of the Offer Notice, each Major Holdings Investor may elect to purchase, at the price and on the terms specified in such Offer Notice, up to that portion of such New Holdings Securities available to it that equals the proportion that the number of Common Units issued and held by such Major Holdings Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Common Units issued and held by all of the Major Holdings Investors (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). Holdings shall promptly, in writing, inform each Major Holdings Investor that elects to purchase all the New Holdings Securities available to it (a “Fully-Exercising Holdings Investor”) of any other Major Holdings Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Holdings Investor may elect to purchase that portion of the New Holdings Securities for which Major Holdings Investors were entitled to subscribe, but which were not subscribed for by the Major Holdings Investors, that is equal to the proportion that the number of New Holdings Securities issued and held (or agreed to be purchased) by such Fully-Exercising Holdings Investor bears to the total number of New Securities issued and held (or agreed to be purchased) by all of the Fully-Exercising Holdings Investors.

(c) If all New Holdings Securities that Major Holdings Investors are entitled to obtain pursuant to Section 3(b) are not elected to be obtained as provided in Section 3(b) hereof, Holdings may, during the ninety (90) day period following the expiration of the period provided in Section 3(b) hereof, offer the remaining unsubscribed portion of such New Holdings Securities to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Offer Notice. If Holdings does not enter into an agreement for the sale of the New Holdings Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Holdings Securities shall not be offered unless first reoffered to the Major Holdings Investors in accordance herewith.

(d) The right of first offer in this Section 3 shall not be applicable to (i) the issuance or sale of New Holdings Securities (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by Holdings’ Board of Managers, (ii) a Qualified Public Offering, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities or, (iv) the issuance of securities in connection with a bona fide business acquisition by Holdings of a bona fide commercial operating entity, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise. In addition to the foregoing, the right of first offer in this Section 3 with respect to any Major Holdings Investor shall not be applicable to any subsequent offering of New Holdings Securities if at the time of such offering, (x) the Major Holdings Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (y) such offering of New Holdings Securities is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 3 may not be assigned or transferred by any Major Holdings Investor; provided, however, that a Major Holdings Investor that is a venture capital fund or private equity fund may assign or transfer such rights to an Affiliate of such venture capital fund or private equity fund.

(f) The covenants set forth in this Section 3 shall terminate and be of no further force or effect upon a Holdings Liquidation.

4. Right of First Offer. Subject to the terms and conditions specified in this Section 4, the Company hereby grants to each ROFO Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A ROFO Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any New Securities, the Company shall first make an offering of such New Securities to each ROFO Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 6.5 (“Notice”) to the ROFO Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and terms upon which it proposes to offer such New Securities.

(b) With respect to the sale of New Securities, by written notification received by the Company within twenty (20) calendar days after the giving of Notice, each ROFO Investor may elect to purchase, at the price and on the terms specified in the Notice, up to its Pro Rata Percentage of such New Securities available. The Company shall promptly, in writing, inform each ROFO Investor that elects to purchase its full Pro Rata Percentage of the New Securities available to it (a “Fully-Exercising Investor”) of any other ROFO Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the New Securities for which ROFO Investor were entitled to subscribe, but which were not subscribed for by the ROFO Investor, that is equal to the proportion that the number of New Securities issued and held (or agreed to be purchased) by such Fully-Exercising Investor bears to the total number of New Securities issued and held (or agreed to be purchased) by all of the Fully-Exercising Investors.

(c) If all New Securities that ROFO Investors are entitled to obtain pursuant to Section 4(b) are not elected to be obtained as provided in Section 4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4(b) hereof, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the ROFO Investors in accordance herewith.

(d) The right of first offer in this Section 4 shall not be applicable to (i) the issuance or sale of New Securities (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors, (ii) an Initial Offering, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition by the Company of a bona fide commercial operating entity, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (v) shares of Series D Preferred Stock issued and sold by the Company at any closing under the Purchase Agreement. In addition to the foregoing, the right of first offer in this Section 4 with respect to any ROFO Investor shall not be applicable to any subsequent offering of New Securities if at the time of such offering, (x) the ROFO Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (y) such offering of New Securities is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 4 may not be assigned or transferred by any ROFO Investor; provided, however, that a ROFO Investor that is a venture capital fund or private equity fund may assign or transfer such rights to an Affiliate of such venture capital fund or private equity fund.

(f) The covenants set forth in this Section 4 shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering or (ii) a Liquidation Event.

5. Additional Covenants.

(a) Holdings hereby covenants and agrees with each of the Holdings Investors that it shall not, by amendment, merger, consolidation or otherwise, without the prior written consent of (i) the holders of at least a majority of the then outstanding Common Units and Preferred Units held by members of Holdings, voting together as a single class on an as converted to Common Units basis, (ii) the Majority Series C Holdings Holders and (iii) the Majority Series B Holdings Holders, authorize or issue, or obligate itself to issue, New Holdings Securities other than (x) the Series C PIK Units and Series B PIK Units (each as defined in the Holdings LLC Agreement) and (y) the issuance of Common Units upon conversion, if any, of the Preferred Units pursuant to the Holdings LLC Agreement. Holdings hereby acknowledges that it was formed for the purpose of holding shares of Common Stock of the Company and covenants and agrees with each Investor that it shall not engage in any business unrelated to such purpose.

(b) The Company hereby covenants and agrees with Holdings, each of the Investors and Holdings Investors that it shall not, by amendment, merger, consolidation or otherwise, without the prior written consent of Holdings:

(i) consummate a Liquidation Event, or sell, license, lease, transfer or otherwise dispose of material assets;

(ii) alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely such shares of Series D Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, New Securities, other than (i) the Series D PIK Shares, (ii) the issuance of shares of Series D Preferred Stock at any closing under the Purchase agreement and (iii) the issuance of shares of Common Stock upon conversion, if any, of the Series D Preferred Stock pursuant to Section 3 of Article IV(B) of the Restated Certificate;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(v) amend, alter or repeal any provision of the Restated Certificate or bylaws of the Company;

(vi) incur, create, guarantee or authorize the creation of any indebtedness in excess of $25,000,000 in the aggregate, other than indebtedness outstanding as of the date hereof;

(vii) make any loan or advance in excess of $100,000 to any other person or entity, unless such entity is wholly owned by the Company;

(viii) make any capital expenditure that is not already included in a budget approved by the Board of Directors of the Company;

(ix) hire or fire any executive officer, including the Chief Executive Officer and Chief Financial Officer;

(x) change the authorized number of Board of Directors of the Company;

(xi) acquire or merge with another entity or enter into any other material transaction involving the acquisition of the assets of such entity;

(xii) sell, assign, license or otherwise dispose (in a single transaction or a series of related transactions) material technology, intellectual property and other material assets, other than licenses granted in the ordinary course of business;

(xiii) enter into material transactions with Affiliates of the Company or enter into any other transaction described in Section 144 of the General Corporation Law of the State of Delaware, except for (i) transactions contemplated by the Purchase Agreement or the Management Agreement dated as of September 8, 2011 (as amended, the “Management Agreement”) between the Company and WCAS Management Corporation, (ii) the issuance of New Securities made in accordance with Section 4 hereof, (iii) transactions entered into the ordinary course of business with any employee of the Company and (iv) transactions among the Company and subsidiaries of the Company;

(xiv) make any material change in the nature of its business from that conducted as of the date hereof; or

(xv) approve or materially amend any annual budget.

The covenants set forth in this Section 5(b) shall terminate and be of no further force or effect upon the earlier of the consummation of (i) the Initial Offering or (ii) a Liquidation Event.

6. Miscellaneous.

6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached to the Voting Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 6.5).

6.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7 Entire Agreement; Amendments and Waivers.

(a) This Agreement (including the Schedules, Annexes, and Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) prior to a Holdings Liquidation, Holdings, (iii) at any time prior to a Holdings Liquidation, Holdings Investors owning a majority of the Series C Preferred Units then outstanding and on or after a Holdings Liquidation, by the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series C Preferred Units in such Holdings Liquidation, (iv) at any time prior to a Holdings Liquidation, Holdings Investors owning a majority of the Series B Preferred Units then outstanding and on or after a Holdings Liquidation, by the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation and (v) the Required Holders. Notwithstanding the foregoing, (a) this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor holding Series D Preferred Stock, in their capacities as such, without the written consent of such Investor holding Series D Preferred Stock, unless such amendment, termination or waiver applies to all such Investors holding Series D Preferred Stock, in their capacities as such, in the same fashion; (b) this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor holding Common Stock, in their capacities as such, without the written consent of such Investor holding Common Stock, unless such amendment, termination or waiver applies to all such Investors holding Common Stock, in their capacities as such, in the same fashion; (c) this Agreement may be amended at any time prior to a Holdings Liquidation without the consent of the Holdings Investors owning a majority of the Series B Preferred Units then outstanding to include New Securities in a third party led financing, the issuance of which does not require approval of the “Series B Required Holders” pursuant to Section 3.10(b) of the Holdings LLC Agreement, including the addition of any such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof or to provide the holders of such New Securities demand registration of such securities so long as such amendment applies to all holders of Registrable Securities (other than holders of the New Securities) in the same fashion; (d) this Agreement may be amended on or after a Holdings Liquidation without the consent of the holders of a majority of those Registrable Securities then outstanding that were distributed in respect of Series B Preferred Units in such Holdings Liquidation to include New Securities in a third party led financing, the issuance of which does not require approval of the Series B Required Holders pursuant to Section 3.10(b) of the Holdings LLC Agreement, including the addition of any such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof or to provide the holders of such New Securities demand registration of such securities so long as such amendment applies to all holders of Registrable Securities (other than holders of the New Securities) in the same fashion and (e) this Agreement may be amended without the consent of the Required Holders in connection with any issuance of New Securities in a third party led financing, including the addition of any such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof or to provide the holders of such New Securities demand registration of such securities so long as such amendment applies to all holders of Registrable Securities (other than holders of the New Securities) in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

(b) This Agreement, together with the Holdings Operating Agreement and the Holdings Voting Agreement, both of which are incorporated herein by reference, and both of which, together with this Agreement, shall constitute the entire limited liability company agreement of Holdings for purposes of the Delaware Limited Liability Company Act. To the extent any person listed on Schedule B hereto has the right to receive units of limited liability company interest in Holdings pursuant to the Merger but has not executed and delivered the Holdings Operating Agreement or the Holdings Voting Agreement (including pursuant to a joinder or a power of attorney or other authorization granted to an attorney in fact or agent under the Agreement and Plan of Merger and Reorganization or other documents related thereto), such person’s acceptance of such units of limited liability company interest, or such person’s execution and delivery of this Agreement, a counterpart signature page to this Agreement, or a joinder to this Agreement, shall be deemed to constitute that person’s agreement to be bound by the entire limited liability company agreement of Holdings, which consists of this Agreement, the Holdings Operating Agreement and the Holdings Voting Agreement.

6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof to someone that is not an Investor, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. Schedule A hereto may be amended by the Company from time to time without the consent of the other parties hereto to add information regarding Investors that become a party to this Agreement pursuant to this Section 5.10.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

VALERITAS, INC.

By:	/s/ Kristine Peterson
Name:	Kristine Peterson
Title:	Chief Executive Officer

HOLDINGS:

VALERITAS HOLDINGS, LLC

By:	/s/ Kristine Peterson
Name:	Kristine Peterson
Title:	President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

VALERITAS HOLDINGS, LLC

By:	/s/ Kristine Peterson
Name:	Kristine Peterson
Title:	President

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

WELSH, CARSON, ANDERSON & STOWE XI, L.P.

By:	WCAS XI ASSOCIATES LLC,
its General Partner

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Managing Member

WCAS VALERITAS HOLDINGS, LLC

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	President

WCAS CAPITAL PARTNERS IV, L.P.

By:	WCAS CP IV ASSOCIATES LLC,
its General Partner

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Managing Member

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Treasurer

WCAS XI CO-INVESTORS, LLC

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Managing Member

Address:	c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, New York 10022
Attn: Paul B. Queally

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

FULL SUCCEED INTERNATIONAL LIMITED

By:	/s/ Yu Le
Yu Le, Director

Address:	35/F, No. 1333 Lujiazui Ring Road
Ping An Finance Tower
Pu Dong, Shanghai, PRC

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

MPM BIOVENTURES IV-QP, L.P.

BY: MPM BIOVENTURES IV GP LLC,
ITS GENERAL PARTNER

BY: MPM BIOVENTURES IV LLC,
ITS MANAGING MEMBER

	By:	/s/ Todd Foley
	Name:	Todd Foley
	Title:	Member

MPM BIOVENTURES IV GMBH & CO. BETEILIGUNGS KG

BY: MPM BIOVENTURES IV GP LLC,
IN ITS CAPACITY AS THE MANAGING LIMITED PARTNER

BY: MPM BIOVENTURES IV LLC,
ITS MANAGING MEMBER

	By:	/s/ Todd Foley
	Name:	Todd Foley
	Title:	Member

MPM ASSET MANAGEMENT INVESTORS BV4 LLC

BY: MPM BIOVENTURES IV LLC,
ITS MANAGER

	By:	/s/ Todd Foley
	Name:	Todd Foley
	Title:	Member

Address:	The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116 tfoley@mpmcapital.com vkailian@mpmcapital.com
617.425.9200

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

ONSET VI, L.P.

BY: ONSET VI MANAGEMENT, LLC,
ITS GENERAL PARTNER

	By:	/s/ John Ryan
	Name:	John Ryan
	Title:	Managing Director

Address:	2490 Sand Hill Rd.
Menlo Park CA 94025
bea@onset.com
john@onset.com
650.529.0700

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

PITANGO VENTURE CAPITAL FUND V, L.P.

BY: PITANGO V.C. FUND V, L.P.,
ITS GENERAL PARTNER

BY: PITANGO G.P. CAPITAL HOLDINGS LTD.,
ITS GENERAL PARTNER

By:

Name:
Title:

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

BY: PITANGO V.C. FUND V, L.P.,
ITS GENERAL PARTNER

BY: PITANGO G.P. CAPITAL HOLDINGS LTD.,
ITS GENERAL PARTNER

By:

Name:
Title:

Address:	11 HaMenofim Street, Building B
Herzlia 46725 Israel
daphna.c@pitango.com
ittai.h@pitango.com
zeev.b@pitango.com
650.357.9080

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

AUDA CAPITAL IV CO-INVESTMENT GMBH & CO. KG

By:	Auda Capital IV Co-Investment Fund GP L.P. its Managing Limited Partner
By:	Auda Capital IV Co-Investment Fund LLC its General Partner
By:	Auda Private Equity LLC its Managing Member

By:	/s/ Stephen B. Wesson /s/ Tim Avery
Name:	Stephen B. Wesson / Tim Avery
Title:	Managing Director / CFO/CCO

AUDA CAPITAL IV CO-INVESTMENT FUND L.P.

By:	Auda Capital IV Co-Investment Fund GP L.P. its Managing Limited Partner
By:	Auda Capital IV Co-Investment Fund LLC its General Partner
By:	Auda Private Equity LLC its Managing Member

By:	/s/ Stephen B. Wesson /s/ Tim Avery
Name:	Stephen B. Wesson / Tim Avery
Title:	Managing Director / CFO/CCO

AUDA VALERITAS SEGREGATED PORTFOLIO a segregated portfolio of Auda Capital IV Co-Investment Fund SPC

By:	/s/ Stephen B. Wesson /s/ Tim Avery
Name:	Stephen B. Wesson / Tim Avery
Title:	Managing Director / CFO/CCO

Address:	c/o Auda International L.P.
888 Seventh Avenue, 41st Floor
New York, NY 10151
Tel.: (212) 593-2306
Fax: (212) 593-2974
Email: andrye@auda.com

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

ABINGWORTH BIOVENTURES V LP

BY: ABlNGWORTH LLP, ITS MANAGER

	By:	/s/ James Abell
	Name:	JAMES ABELL
	Title:	PARTNER

Address:	Abingworth LLP
38 Jermyn Street
London SW1Y 6DN
United Kingdom
Attn: General Counsel
Fax: +44 (0) 207 534 1539

SIGNATURE PAGE TO VOTING AGREEMENT

VALERITAS, INC.

INVESTORS:

ADVANCED TECHNOLOGY VENTURES VIII, L.P.

BY: ATV ASSOCIATES VIII, L.L.C.
ITS GENERAL PARTNER

	By:	/s/ Jean George
	Name:	Jean George
	Title:	Managing Director

Address:	500 Boylston Street, Suite 1380
Boston, MA 02116
617-850-9700
abruce@atvcapital.com
dcunnane@atvcapital.com

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

HLM VENTURE PARTNERS II, L.P.

BY: HLM VENTURE ASSOCIATES, LLC
ITS GENERAL PARTNER

	By:	/s/ Daniel J. Galles
	Name:	Daniel J. Galles
	Title:	Authorized Signatory

Address:	HLM Venture Partners
222 Berkeley Street
Boston, MA 02116
vfabiani@hlmvp.com
617-266-0030

With a copy to:
Dan Galles
HLM Venture Partners
201 Mission Street
Suite 2240
San Francisco, CA 94105

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

THE PERMANENTE FEDERATION LLC – SERIES J

By:	/s/ Glen Hentges
Name:	GLEN HENTGES
Title:	CFO

KAISER PERMANENTE VENTURES, LLC – SERIES A

By:	/s/ Thomas Meier
Name:	THOMAS MEIER
Title:	SVP & TREASURER

KAISER PERMANENTE VENTURES, LLC – SERIES B

By:	/s/ Thomas Meier
Name:	THOMAS MEIER
Title:	SVP & TREASURER

Address:	One Kaiser Plaza, 22nd Floor
Oakland, CA 94612
Attn: Chris M. Grant
510-271-5687

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

CHL MEDICAL PARTNERS III, L.P.

BY: CHL MEDICAL PARTNERS III, LLC,
ITS GENERAL PARTNER

By:	/s/ Gregory Weinhoff
Name:	GREGORY WEINHOFF
Title:	VICE PRESIDENT

CHL MEDICAL PARTNERS III SIDE FUND, L.P.

BY: CHL MEDICAL PARTNERS III, LLC,
ITS GENERAL PARTNER

By:	/s/ Gregory Weinhoff
Name:	GREGORY WEINHOFF
Title:	Vice President

Address:	1055 Washington Boulevard
6th Floor
Stamford, CT 06901
apermenis@chlmedical.com
gweinhoff@chlmedical.com
203.324.7700

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

TULLIS OPPORTUNITY FUND, L.P.

By:	Tullis Opportunity Fund, L.L.C.,
Its general partner

	By:	/s/ James L. L. Tullis
	Name:	James L. L. Tullis
	Title:	Manager

TULLIS OPPORTUNITY FUND II, L.P.

By:	Tullis Opportunity Fund II, L.L.C.,
Its general partner

	By:	/s/ James L. L. Tullis
	Name:	James L. L. Tullis
	Title:	Manager

Address:		c/o Tullis-Dickerson & Co., Inc.
55 Old Field Point Rd
Greenwich, CT 06830
Attn: James L. L. Tullis
Fax: (203) 629-9293
Email: jtullis@tullisfunds.com

PED-VLRTS, LLC

By:	/s/ E. Gray Lee
Name:	E. GRAY LEE
Title:	SVP

Address:	4525 Harding Rd.
Suite 200

Nashville, TN 37205

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

/s/ Elizabeth Gordon
ELIZABETH GORDON

Address:	1537 4th Street, #15
San Rafael, CA 94901

With a copy to:
Louis Leeburg
14441 N. 14th Street
Phoenix, AZ 85022

/s/ Evan Norton
Evan Norton

Address:	1020 ASHLAND AVE
WILMETTE, IL 60091
USA

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

SAINT JOHN’S UNIVERSITY

By:	/s/ Richard Adamson
Name:	Richard Adamson
Title:	Vice President & Treasurer

Address:	2850 Abbey Plaza
PO Box 2222
Collegeville, MN 56321

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

Schedule A

Valeritas Holdings, LLC

WCAS Valeritas Holdings, LLC

WCAS Capital Partners IV, L.P.

WCAS Management Corporation

WCAS XI Co-Investors, LLC

Full Succeed International Limited

MPM BioVentures IV-QP, L.P.

MPM BioVentures IV GmbH & Co. Beteiligungs KG

MPM Asset Management Investors BV4 LLC

ONSET VI, L.P.

Pitango Venture Capital Fund V, L.P.

Pitango Venture Capital Principals Fund V, L.P.

Auda Capital IV Co-Investment GMBH & Co. KG

Auda Capital IV Co-Investment Fund L.P.

Auda Valeritas Segregated Portfolio

Abingworth BioVentures V LP

Advanced Technology Ventures VIII, L.P.

HLM Venture Partners II, L.P.

The Permanente Federation LLC - Series I

Kaiser Permanente Ventures, LLC – Series A

Kaiser Permanente Ventures, LLC – Series B

CHL Medical Partners III, LP

CHL Medical Partners III Side Fund, LP

Tullis Opportunity Fund, L.P.

Tullis Opportunity Fund II, L.P.

PED-VLRTS, LLC

Elizabeth Gordon

St. John’s University

Evan Norton

Schedule B

Abingworth Bioventures V LP

Advanced Technology Ventures VIII, L.P.

Agate Medical Investments Cayman L.P.

Agate Medical Investments L.P

Auda Capital IV Co-Investment Fund L.P.

Auda Capital IV Co-Investment GmbH & Co. KG

Auda Valeritas Segregated Portfolio

Bioventures Investors Limited Partnership

Brian Beutel

CHL Medical Partners III Side Fund, L.P.

CHL Medical Partners III, L.P,

John Curtin

Joe Fitzgerald

John E. Davis III and Betty F. Davis, JTWROS

Kenneth L. Franke and Grace L. Franke Living Trust

Elizabeth Gordon

Highbridge International LLC

HLM Venture Partners II, L.P.

I. I. Y. Mordechay Ltd.

Kaiser Permanente Ventures, LLC - Series A

Kaiser Permanente Ventures, LLC - Series B

Meyers Family Revocable Trust

MPM Asset Management Investors BV4 LLC

MPM BioVentures IV GmbH & Co. Beteiligungs KG

MPM BioVentures IV-QP, L.P

Evan Norton

Onset VI, L.P.

PED-VLRTS, LLC

Pitango Venture Capital Fund V, L.P.

Pitango Venture Capital Principals Fund V, L.P.

Southferry #2, L.P.

The Board of Trustees of the Leland Stanford Junior University (DAPER I)

The Board of Trustees of the Leland Stanford Junior University (SBSTI)

The Permanente Federation LLC- Series I

Tullis Opportunity Fund II, L.P.

Tullis Opportunity Fund, L.P.

Saint John’s University

U.S. Venture Partners IX, L.P.

U.S. Venture Partners X

USVP X Affiliates

WCAS Capital Partners IV, L.P.

WCAS Management Corporation

WCAS Valeritas Holdings, LLC

WCAS XI Co-Investors LLC

Kathy Aycok

Mandy Bentley

Joseph Brown

Michele Carter

Dan Connors

Yash Dave

Arleen DeCicco

Timothy E. Last

Steven F. Levesque

Glenda Lewis

Ronald Manning

Massachusetts Development Finance Agency

Devin V. McAllister

Lisa J. McGuinness

Heather Merolli

Deborah J. Nagy

Hung Nguyen

Michael Price

William Rebello

Tam Pham

Greg Sellman

Mike Stout

Poul Strange

Christine Tanaka

Oscar Tamayo

Mark D. Taylor

The Estate of Frank Baldino, Jr.

The Helen L. Levesque 2012 Trust, Helen L. Levesque, Trustee

Annex 1

VALERITAS, INC.

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my employment by VALERITAS, INC. (“Company”) and effective as of the date that my employment by the Company commences, I, the undersigned, agree to the following terms of this EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT (the “Agreement”) as follows:

(i) NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

A. Confidential Information. During the term of my employment, I may receive and otherwise be exposed to confidential and proprietary information relating to the Company’s business, strategies, designs and technologies, or to the Company’s suppliers or customers. Such confidential and proprietary information may include but not be limited to confidential and proprietary information supplied to me with the legend “Confidential and Proprietary,” or equivalent, and any of the following, whether or not marked as confidential or proprietary: the Company’s marketing strategies, any Company customer information or user data, the Company’s financial information, including without limitation sales, costs, profits and pricing methods, the Company’s internal organization, employee and consultant information and customer lists, the Company’s designs, the Company’s technology, including discoveries, ideas, Inventions (as defined below), research and development efforts, processes, source code, methods, know-how, and all derivatives, improvements and enhancements related to any of the above which are created or developed by me while I am employed by the Company and information of third parties as to which Company has an obligation of confidentiality (all of the above collectively referred to as “Confidential Information”).

B. Duties. I acknowledge the confidential and secret character of the Confidential Information, and agree that the Confidential Information is the exclusive and extremely valuable property of Company. Accordingly, I agree not to reproduce any of the

Confidential Information without the applicable prior written consent of Company, not to use the Confidential Information except in the performance of my authorized duties as an employee of Company, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of my employment. Upon termination of my employment, I agree to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in my possession or under my direct or indirect control.

(ii) PROPERTY OF THE COMPANY. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which shall come into my possession at any time after the commencement of my employment with the Company, relating to any Inventions (as defined below) or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate, substantially in the form attached hereto as Exhibit 1.

(iii) INVENTIONS.

A. Disclosure. I shall disclose promptly in writing to an officer or to attorneys of the Company any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, code, documentation, improvement, method, process, discovery, concept, algorithm, development, secret process or contribution (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company.

B. Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to all Inventions that (a) relate to the subject matters related to my employment or (b) I conceive, make, develop or work on during the period of my employment with the Company and for one (1) year thereafter, except those Inventions that I develop entirely on my own time after the date of my employment with the Company without using the Company’s equipment, supplies, facilities or Confidential Information, unless those Inventions either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

C. Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

D. Patents and Other Rights. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents,

invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3.1, and otherwise will assist the Company as reasonably required to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement. Reasonable costs related to such assistance, if required, will be paid by the Company. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.4 with the same legal force and effect as if executed by me.

E. Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit 2 hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company will not breach, or constitute a default under any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit 2 of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of making, developing, marketing, reproducing, distributing, publicly performing and displaying, selling, importing and supporting Company products and services, either directly or through multiple tiers of distribution.

(iv) ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

(v) EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any rights with respect to continuation of employment by the Company, nor shall it interfere in any way with my rights or the Company’s rights to terminate my employment at any time with or without cause.

(vi) MISCELLANEOUS. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or its obligations hereunder without the prior written consent of the Company and any such purported assignment shall be null and void. The obligations pursuant to Sections 1, 2 and 3 of this Agreement shall apply at any time during which I was previously employed, or am in the future employed, by the Company whether as an employee or consultant if no other agreement governs non-disclosure and assignment of inventions during such period. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of New Jersey exclusively, without regard to its conflict of law provisions. I agree that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Morris County, New Jersey, and I hereby agree to consent to the personal jurisdiction of such courts. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in wntmg. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this document as of the      day of             , 2014.

Employee

AGREED AND ACKNOWLEDGED:

VALERITAS, INC.

By:

Name:

Title:

[Signature Page to Employee Confidentiality and Inventions Assignment Agreement]

EXHIBIT 1

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Valeritas, Inc. or its affiliates (“Company”), or copies thereof, including, without limitation, any item of Confidential Information listed in Section 3 of the Company’s Employee Confidentiality And Inventions Assignment Agreement (the “Agreement”) to which I am a party.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to do so by an officer of the Company.

Date:

(Employee’s Signature)

(Printed or Typed Name of Employee)

EXHIBIT 2

Background Technology

(List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.)

(List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.)